Exhibit 99.1

                 Metromedia International Group Inc.;
      Announces Notice from Trustee of Senior Discount Notes and
 Expresses Concern Regarding Company's Ability to Timely File Future
                           Reports with SEC

    CHARLOTTE, N.C.--(BUSINESS WIRE)--April 14, 2005--Metromedia International Group, Inc. (the "Company" or "MIG") (OTCBB:MTRM) (PINK SHEETS:MTRMP), the owner of interests in various communications and media businesses in the countries of Russia and Georgia, today announced that it had received notification from the trustee of its 10 1/2 % Senior Notes Due 2007 ("Senior Notes") concerning non-compliance with certain covenants in the indenture (the "Indenture") governing the Senior Notes. The trustee reported that it had not received the following documents from the Company:

    -- The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 (the "Current Annual Report");

    --  An Officers' Certificate executed by the Company's Chief
        Executive Officer and Chief Financial Officer containing management's representations that the Company has complied with the covenants of the Indenture; and

    -- A certificate executed by the Company's independent public accountants representing that nothing has come to their attention that leads them to believe that the Company failed to comply with the covenants of the Indenture.

    Under the terms of the Indenture, the Company must resolve these compliance matters no later than June 3, 2005 in order to avoid an event of default. If such an event of default were to occur, the trustee or holders of at least 25% of the aggregate principal amount of the Senior Notes outstanding could declare all Senior Notes to be due and payable immediately, and should that happen, the Company would not have sufficient corporate cash to meet this obligation.
    In making this announcement, Ernie Pyle, Chief Financial Officer of MIG, commented, "The Company is currently completing preparation of its Current Annual Report and anticipates filing such report with the United States Securities and Exchange Commission ("SEC") within the next three weeks. As such, we anticipate curing the outstanding compliance items with respect to the Indenture before June 3rd."
    With respect to the Company's ability to timely file future reports with the SEC, Mr. Pyle added: "The Company does not presently have sufficient financial personnel and resources within Russia and Georgia to prepare and finalize, on a timely basis, the US GAAP financial results for the Company's business ventures located within these countries. The recruitment and retention of qualified US GAAP accountants in these countries is difficult today due to the high demand for individuals with these skills in this part of the world. Accordingly, the Company may continue to experience difficulties in timely filing reports with the SEC."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the countries of Russia and Georgia. Since the first quarter of 2003, the Company has focused its principal attentions on the continued development of its core telephony businesses, and has substantially completed a program of gradual divestiture of its non-core cable television and radio broadcast businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular the Company's ability to complete and file its 2004 Form 10-K with the SEC, meet its future SEC public filing and reporting requirements and comply with its obligations under the Indenture. Various other factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and its most recently filed Form 8-K reports (dated October 19, 2004, November 4, 2004, November 16, 2004, November 22, 2004 and December 9, 2004, January 6, 2005,
February 9, 2005, February 17, 2005, March 9, 2005 and March 23,
2005). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events.

    Please visit our Web site at www.metromedia-group.com.

    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7380
             investorrelations@mmgroup.com